Exhibit 10.1
James W. Bagley Employment Agreement

EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into between James W. Bagley (the “Executive”), a Texas resident, and Lam Research Corporation, a Delaware corporation (the “Company”).
R E C I T A L S
     A. The Company and Executive desire to enter into this Agreement with respect to the Executive’s employment with the Company.
     B. Certain capitalized terms used in the Agreement are defined in Section 6 below.
          In consideration of the mutual covenants herein contained, and in consideration of the employment of Executive by the Company, the parties agree as follows:
     1. Duties and Scope of Employment.
          (a) Position. During the Employment Period (as defined in Section 2 (a) below), the Executive shall serve as the Executive Chairman of the Company. The duties and responsibilities of Executive shall include diligent service on the Board of Directors of the Company (the “Board”) and the performance of such activities as the Board may, from time to time, reasonably assign to Executive. Based on the scope of Executive’s duties, the Board shall from time to time determine Executive’s status as a Section 16 officer, as defined by Rule 16a-1(f) of the Securities Exchange Act of 1934.
          (b) Executive’s Obligations. Executive shall comply with all of Company’s policies and procedures governing employment. During the Employment Period, the Executive shall not devote substantial business efforts and time to another for-profit enterprise other than his duties for Teradyne and Micron or any other activity that is pre-approved by the Board. The foregoing, however, shall not preclude the Executive from engaging in such activities and services as do not interfere or conflict with his responsibilities to the Company.
     2. Employment Period.
     (a) Term. This Agreement shall cover the period between January 1, 2006 and March 31, 2009 unless earlier terminated as set forth herein (the “Employment Period”). The Employment Period may be extended with the mutual agreement of the Executive and the Board.
     (b) Termination. This Agreement may be terminated prior to expiration as follows:
          (i) By the Company. The Company may terminate the Executive’s employment for Cause (as defined in Section 6(a) below), by giving the Executive thirty (30) days’ advance written notice, subject, however, to the cure

James W. Bagley Employment Agreement

provisions of such Section. The Company may terminate the Executive’s employment with the Company for any other reason (which termination shall be regarded as an Involuntary Termination of the Executive) by giving the Executive ninety (90) days’ advance notice in writing, although the Company may pay out this period in lieu of such notice. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 2(b). Termination under this section shall become effective at the end of the notice period (unless cured prior to the expiration of such period).
          (ii) By the Executive. The Executive may terminate his employment with the Company by reason of Involuntary Termination (as defined in Section 7(c) below) by giving the Company thirty (30) days’ advance written notice, subject, however, to the cure provisions of such Section. The Executive may terminate his employment with the Company at any time for any other reason (“Voluntary Resignation”) by giving the Company ninety (90) days’ advance written notice, which period may be waived or reduced at the Company’s option. Any waiver or reduction of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 2(b). Termination under this section shall become effective at the end of the notice period (unless cured prior to the expiration of such period).
          (iii) Death. The Executive’s employment shall terminate immediately in the event of his death.
          (iv) Disability. The Company may terminate the Executive’s employment for Disability (as defined in Section 6(b) below) by giving the Executive ninety (90) days’ advance notice in writing. In the event the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this Section 2(b)(iv) becomes effective, the notice of termination shall automatically be deemed to have been revoked.
     (c) Shareholder Action. The Shareholders of the Company may fail to elect Executive to the Board of Directors of the Company; while that action may terminate Executive’s tenure on the Board of Directors, such action shall not terminate this Agreement or otherwise affect Executive’s rights to compensation hereunder. During the Employment Period, Company will (A) recommend to the Nominating and Governance Committee and/or independent members of the Board that Executive be nominated to the Board of Directors, and (B) to the extent permitted by the Board and the proxies submitted by the shareholders, the Company shall exercise its proxies in such a manner as to secure Executive’s election to the Board.
     (d) Priority of Rights and Obligations upon Termination. If any event leading to or permitting termination of this Agreement, or providing notice thereof, occurs at approximately the same time as any other termination event or during any termination notice period, and those events invoke different notice periods or different severance or other benefit arrangements, the deadlines, obligations, rights and benefits applicable to the termination event having the highest priority shall control. The priority of termination events (from highest to lowest priority) is as follows: (1) Termination for Cause; (2) Voluntary Resignation or Voluntary Termination of Entire Agreement by Executive; (3) Involuntary Termination; (4) Disability; and (5) death. For example, if

James W. Bagley Employment Agreement

Executive gives notice of his Voluntary Resignation and, before the 90 day notice period has expired, he is subject to an Involuntary Termination, only the rights and benefits available to him for Voluntary Resignation apply since the provisions governing Voluntary Resignation have a higher priority than those applicable to Involuntary Termination. Similarly, if Executive has been subject to an Involuntary Termination and dies during the notice period, he shall have the rights and benefits available to his estate as one subject to an Involuntary Termination. Expiration of this Agreement prevails over all termination events.
     (e) Should Executive be a member of the Company’s Board of Directors at the time his employment terminates due to (i) Involuntary Termination, (ii) Voluntary Termination of Entire Agreement by Executive or (iii) termination for Cause, he shall immediately tender his resignation as a Board member, which resignation shall be accepted, or not, in the Board’s discretion. This provision does not apply in the case of expiration of this Agreement at the end of the Employment Period.
     3. Compensation and Benefits.
          (a) Base Compensation. The Executive’s compensation during the term of this Agreement shall consist of (i) Salary, and (ii) Lump Sum Compensation, as described in Exhibit 1. Executive shall receive his Salary as long as he is employed by the Company during the Employment Period. The Salary and Lump Sum Compensation are defined in Exhibit 1 to this Agreement.
          (b) Bonus. Executive shall not be entitled to participate in any performance bonus plan offered by the Company.
          (c) Deferred Compensation. Executive shall be entitled to participate in the Company’s Executive Deferred Compensation Plan pursuant to the terms thereof.
          (d) Benefits. During the Employment Period, the Executive shall be eligible to participate in the medical, dental and insurance benefit plans and compensation programs maintained by the Company of general applicability to other key executives of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of the Board or any committee administering such plan or program.
          (e) Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in the performance of his duties hereunder upon proper submission of expense reports in accordance with Company policies regarding such reimbursement.
          (f) Stock Option or other Equity-Based Grants. Executive shall not be entitled to receive any stock option grants or other equity based compensation except as may be granted to him in the discretion of the independent members of the Board. Executive has received stock option or other equity-based compensation grants separately from this Agreement. This Agreement shall not alter or affect those prior grants except as expressly set forth herein.

James W. Bagley Employment Agreement

          (g) Compensation as a Non-Employee Director. If Executive’s employment terminates but the shareholders of the Company re-elect him to the Company’s Board of Directors, he shall be entitled to receive the same compensation that other non-employee directors receive. He may also be entitled to receive the Lump Sum Compensation described in Exhibit 1 if he performs the conditions precedent to receipt of that compensation.
          (h) Administrative Support. During the term of this Agreement, as long as Executive is involved with the Company, either as an employee or director, the Company will provide him with administrative support comparable to his current support levels. This may either be provided by the Company directly or may be reimbursed by the Company pursuant to appropriately incurred expenses by the Executive.
     4. Section 162(m). If during the Employment Period the Executive is a “covered employee” as defined in Section 162(m)(3) of the Internal Revenue Code of 1986 (as amended)(the “Code”), the Executive agrees to allow the Company to use reasonable good faith efforts, to the extent reasonably practicable and not materially adverse to Executive, to structure payment of all amounts of Executive’s compensation from the Company so as to avoid non-deductibility of any such amounts under Section 162(m) of the Code or any successor provision.
     5. Severance Benefits.
     (a) In the event of early termination, Executive shall be entitled to severance benefits that vary depending upon the reason for early termination. Such benefits shall be as follows (and no others):
     (1) Voluntary Resignation Severance Benefits.
     Following a Voluntary Resignation of Executive’s employment with the Company (but not his service on the Board): (i) Executive shall receive a pro-rated amount of his Salary. (ii) All medical and health benefits shall cease on the effective date of termination, except as specified in any then existing Executive Retirement Medical Benefit Plan for which Executive qualifies. (iii) Stock Options will cease to vest and will be cancelled thirty or ninety days after the effective date of termination as described in the grant agreement (unless they are exercised or expire before cancellation). Such a Voluntary Termination of employment shall not terminate Executive’s right to receive the Lump Sum Compensation described in Exhibit 1 provided that he fulfills the conditions precedent to his receipt of such compensation as described in Exhibit 1.
     (2) Severance Benefit upon Voluntary Termination of Entire Agreement by Executive.
     Following Executive’s voluntary termination of all the obligations of this Agreement (which may or may not include termination of his service on the Board): (i) Executive shall receive a pro-rated amount of his

James W. Bagley Employment Agreement

Salary. (ii) All medical and health benefits shall cease on the effective date of termination, except as specified in any then existing Executive Retirement Medical Benefit Plan for which Executive qualifies. (iii) Stock Options will cease to vest and will be cancelled thirty or ninety days after the effective date of termination as described in the grant agreement (unless they are exercised or expire before cancellation). Following such a Voluntary Resignation, the Executive shall give up his right to receive the Lump Sum Compensation described in
Exhibit 1.
     (3) Involuntary Termination Severance Benefits.
     Following an Involuntary Termination: (A) Executive shall be entitled to receive his entire Base Compensation as described in Exhibit 1, including the Salary that he would have received during the Employment Period, payable at the time that he would have received those payments had Involuntary Termination not occurred and, provided that Executive continues to comply with the obligations of sections 9, 10 and 12 of this Agreement, the Lump Sum Compensation that he would have received, payable at the time that he would have received it. (B) Company will provide the Executive Retirement Medical Benefit Plan for which Executive qualifies on the effective date of termination. (C) Stock Options granted to Executive before the effective date of termination will be exercisable for the time period described in the original grant document (unless they are exercised or expire before cancellation) and will thereafter be cancelled.
     (4) Severance Benefits following a termination for Cause.
     In the event Executive is terminated for Cause during the term of this Agreement: (A) Executive shall not be entitled to receive any Base Compensation beyond what he has received as of the date of termination except as granted to him in the determination of the Board of Directors. (B) All medical and health benefits shall cease on the effective date of termination, except as specified in any then existing Executive Retirement Medical Benefit Plan for which Executive qualifies. (C) Stock Options will cease to vest and will be cancelled thirty days or ninety days after the effective date of termination as described in the grant agreement (unless they are exercised or expire before cancellation).
     (5) Death Severance Benefits.
     In the event of Executive’s death during the term of this Agreement: (A) Executive shall be entitled to receive his Salary paid up until the date of death and shall be entitled to receive the full amount of the Lump Sum Compensation component of his Base Compensation, as described in Exhibit 1, except that all amounts payable shall be accelerated and payable within 90 days of Executive’s death. (B) All applicable medical and health benefits for Executive’s family shall continue for the period specified in any then existing Executive Retirement Medical Benefit Plan for which Executive qualifies. (C) Stock

James W. Bagley Employment Agreement

Options granted to Executive before the effective date of termination will be exercisable for the time period described in the original grant document (unless they are exercised or expire before cancellation) and will thereafter be cancelled.
     (6) Disability Severance Benefits.
     In the event of Executive’s disability during the term of this Agreement: (A) Executive shall be entitled to receive his Salary paid up until the date of termination and, provided that Executive continues to comply with the obligations of sections 9, 10 and 12 of this Agreement, he shall be entitled to receive the full amount of the Lump Sum Compensation component of his Base Compensation, as described in Exhibit 1. (B) All applicable medical and health benefits shall continue for the period specified in any then existing Executive Retirement Medical Benefit Plan for which Executive qualifies. (C) Stock Options granted to Executive before the effective date of termination will be exercisable for the time period described in the original grant document (unless they are exercised or expire before cancellation) and will thereafter be cancelled.
     (b) Compliance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, to the extent that (i) any amount paid pursuant to this Section 5 of the Agreement is treated as nonqualified deferred compensation pursuant to Section 409A of the Code and (ii) the Executive is a “specified employee” pursuant to Section 409A(2)(B) of the Code, then such payments shall be made on the date which is six (6) months after the date of the Executive’s separation from service.
     (c) Benefits; Miscellaneous. Executive shall accrue vacation or holiday pay in the same manner as any other employee. In the event of any termination of Executive’s employment at any time during the Employment Period, and following submission of proper expense reports by the Executive (or his Estate), the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company. These payments shall be made promptly and within the period of time mandated by law.
     (d) Deferred Compensation Plan Election. Should Executive have any sums in the Company’s Elective Deferred Compensation Plan (“EDCP”) at the time of termination, he shall be entitled to delay receipt of those funds to the extent provided by the EDCP, and in accordance with the Executive’s elections in effect at such time. The Company shall not exercise any right it may have under the EDCP, however amended, to disburse funds to the Executive earlier than the period that he has properly selected under the EDCP.
     (e) Benefits upon Expiration of the Agreement. Upon expiration of this Agreement without an early termination event, Executive shall be entitled to receive any vested benefits to which Executive would be entitled but for the terms of this Agreement, such as (without limitation) participation in the Executive Retirement Medical Benefit Plan, 401(k) benefits, benefits under the Executive Deferred Compensation Plan or payment of any accrued vacation time.

James W. Bagley Employment Agreement

     6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” shall mean (i) a willful act of personal dishonesty knowingly taken by the Executive in connection with his responsibilities as an employee and intended to result in his substantial personal enrichment, (ii) a willful and knowing act by the Executive which constitutes gross misconduct, (iii) any refusal by the Executive to comply with a reasonable written directive of the Board or the CEO, (iv) a willful breach by the Executive of a material provision of this Agreement, (v) a material and willful violation of a federal or state law or regulation applicable to the business of the Company or (vi) Executive’s acceptance of an executive officer role for another entity (not affiliated with the Company). No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest. Termination for Cause shall not be deemed to have occurred unless, by the affirmative vote of all of the members of the Board (excluding the Executive, if applicable), at a meeting called and held for that purpose (after reasonable notice to the Executive and his counsel and after allowing the Executive and his counsel to be heard before the Board), a resolution is adopted finding that in the good faith opinion of such Board members the Executive was guilty of conduct set forth in (i), (ii), (iii), (iv), (v) or (vi), of this section, specifying the particulars thereof; provided that in the case of conduct set forth in (iii) or (iv), the Executive shall have the opportunity to cure same within 30 days following the Executive’s receipt of written notice thereof.
          (b) Disability. “Disability” shall mean that the Executive has been or will be unable to substantially perform his duties under this Agreement for a period of twelve (12) or more consecutive months due to illness, accident or other physical or mental incapacity as certified by an approved Company physician; or is certified by an approved Company physician as being permanently disabled due to illness, accident, or other physical or mental incapacity from performing all or substantially all of the duties under this Agreement.
          (c) Involuntary Termination. “Involuntary Termination” shall mean:
               (i) any purported termination of the Executive’s employment by the Company other than for Cause, Disability or death;
               (ii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 8 below; or
               (iii) any material breach by the Company of any material provision of this Agreement;
provided, that none of the foregoing shall constitute Involuntary Termination to the extent the Executive has agreed thereto; and provided, further, that the foregoing shall constitute Involuntary Termination only if and to the extent that (i) the Executive provides written notice to the Company setting forth in reasonable detail such facts which Executive believes constitute Involuntary Termination and (ii) any circumstances

James W. Bagley Employment Agreement

constituting Involuntary Termination remain uncured for a period of thirty (30) days following the Company’s receipt of such written notice.
          (d) Termination Date. “Termination Date” shall mean (i) the last day of the applicable notice period set forth in Section 2(b) or 2(d) above (except for any Involuntary Termination Notice, given by the Executive, which is cured by the Company, or a Termination for Disability Notice which is revoked by the Executive resuming the performance of his duties), (ii) the date as of which such notice is waived in accordance with the terms of Section 2(b), (iii) the date of Executive’s employment termination pursuant to this Agreement if notice of the same is not required under Section 2, or (iv) the date upon which this Agreement expires. If more than one Termination Date may apply, then the priority provisions of section 2(e) of this Agreement shall determine which Termination Date controls.
          (e) Voluntary Termination of Entire Agreement. “Voluntary Termination of Entire Agreement” refers to the choice by Executive to terminate all his obligations under this Agreement including the covenants and conditions of section 9.
     7. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform such obligations in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Notice.
          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
          (b) Notice of Termination. Any termination by the Company for Cause or by the Executive as a result of a Voluntary Resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the

James W. Bagley Employment Agreement

specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date in accordance with Section 2(b) or 2(d).
     9. Receipt of Confidential Information; Non-Compete; Non-Solicit.
          (a) In consideration of the Executive’s agreement in subparagraph (b) below, the Company agrees that it will provide Executive with confidential information and trade secrets that are of substantial value to the Company during the Employment Period. Executive agrees not to use the Company’s confidential information or trade secrets except as permitted by the Company. The parties hereto recognize that the Executive’s services are special and unique, that the Company has a substantial interest in protecting its confidential information and trade secrets, and that his level of compensation and the provisions herein for compensation upon Involuntary Termination are partly in consideration of and conditioned upon the Executive’s not misappropriating the Company’s trade secrets nor competing with the Company, and that the covenant on his part not to compete and not to solicit as set forth in this Section 9 is essential to protect the business, trade secrets and goodwill of the Company.
          (b) The Executive agrees that prior to March 31, 2009, the Executive will not either directly or indirectly, whether as a director, officer, consultant, employee or advisor or in any other capacity (i) render any planning, marketing, executive, operational or other services respecting the creation, design, manufacture or sale of semiconductor manufacturing equipment and/or software or the operation of such business to any business, agency, partnership or entity (“Restricted Business”) other than the Company, or (ii) make or hold any investment in any Restricted Business in the United States other than the Company, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 4% of the listed or traded stock of any publicly held corporation. For purposes of this Section 9, the term “Company” shall mean and include the Company, any subsidiary or affiliate of the Company, any successor to the business of the Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which the Executive may serve as a director, officer or employee at the request of the Company or any successor of the Company.
          (c) Prior to the Termination Date, and for the period extending six (6) months thereafter, the Executive will not, directly or indirectly, induce or attempt to influence any employee of the Company to leave its employ, and the Executive will not, directly or indirectly, involve himself in decisions to hire any employee who has left the Company’s employ within the three-month period preceding the Executive’s cessation of employment or the three-month period following his cessation of employment.
          (d) The Executive agrees that the Company would suffer an irreparable injury if he were to breach the covenants contained in subparagraphs (a), (b) or (c) and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive hereby stipulates to the entering of such injunctive relief prohibiting him from engaging in such breach.

James W. Bagley Employment Agreement

          (e) If Executive violates any provision of this Section 9, he loses any right to any either the Salary or the Lump Sum Compensation elements of his Base Compensation or severance benefits. If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable in any dispute between the parties in which Executive has performed an act in violation of such restriction, then the parties hereto contemplate that Executive shall waive his right to receive Base Compensation or other severance benefit described in Section 5 of this Agreement.
     10. Existing Confidentiality and Non-Compete Agreements.
          Executive represents and warrants (i) that prior to the date hereof he has provided the Company with true and complete copies of any and all written confidentiality and/or non-compete agreements to which Executive is a party as of the date hereof (together with a written description of any such oral agreements), and (ii) to the best of Executive’s knowledge, full compliance with the terms of each such agreement will not materially interfere with Executive’s duties hereunder (except to the extent that Executive reasonably may determine to absent himself from certain Company meetings and communication during the first year of the Employment Period). The Executive further covenants that he will not willfully and knowingly fail to fully abide by the terms of any and all such agreements and will work in good faith with the Company to avoid any breach thereof.
     11. Arbitration.
          At the option of either party, any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration under the rules of the American Arbitration Association in accordance with the rules and regulations of that Association with the exception of any claim for temporary, preliminary or permanent injunctive relief arising from or respecting this Agreement which may be brought by the Company in any court of competent jurisdiction irrespective of Executive’s desire to arbitrate such a claim.
          The arbitrator shall be selected as follows. In the event the Company and the Executive agree on one arbitrator, the arbitration shall be conducted by such arbitrator. If the parties cannot agree on an arbitrator, then an arbitrator shall be appointed by the Honorable Joseph Hart, retired judge of Travis County Superior Court, or, if the parties are unable to secure such appointment from Judge Hart, in any other manner mutually agreed to by the parties. If the parties cannot agree on the manner for appointing a single arbitrator, then a single arbitrator shall be appointed in a manner consistent with the rules of the American Arbitration Association.
          Arbitration shall take place in Dallas, Texas, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only by the Company and the Executive and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy unless and until such information shall become generally known. The arbitrator shall have the power and authority to decree any and all relief of an equitable nature including,

James W. Bagley Employment Agreement

but not limited to, such relief as a temporary restraining order, a temporary and/or permanent injunction, and shall also have the power and authority to award damages, with or without an accounting and costs, provided, that punitive damages shall not be awarded, and provided, further, that the Executive shall be entitled to reimbursement for his reasonable attorney’s fees to the extent he prevails as to the material issues in such dispute. The decree or judgment of an award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
          Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such a manner as the law shall require.
     12. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Provided that Executive fully performs his obligations under this Agreement, the Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.
          (b) Waiver. No provisions of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Whole Agreement. This Agreement and the documents expressly referred to herein represent the entire agreement of the parties with respect to the matters set forth herein. Nothing herein affects the continued enforceability of the Company’s Employment, Confidential Information and Invention Assignment Agreement previously executed by the Executive.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Texas. Payments made hereunder shall be made under the laws of the state of Executive’s residence at the time such payment is delivered to Executive.
          (e) Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the Agreement shall remain in full force and effect as to the remaining provisions, and the parties shall replace the invalid or unenforceable provision with one which reflects the parties’ original intent in agreeing to the invalid/unenforceable one.
          (f) No Assignment of Benefits. Except as otherwise provided herein, the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.

James W. Bagley Employment Agreement

          (g) Employment Taxes. All payments made pursuant to this Agreement by Company shall be subject to withholding of applicable income and employment taxes.
          (h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company, provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.
          (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
          (j) Survival of Obligations. Except as otherwise described herein, the obligations of section 5, 6, 7, 8, 9, 10, 11 and 12 shall survive termination of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement.
LAM RESEARCH CORPORATION

By:	/s/ Stephen G. Newberry
Stephen G. Newberry
Its:	Chief Executive Officer

DATED: December 11, 2006	/s/ James W. Bagley
James W. Bagley

James W. Bagley Employment Agreement

Exhibit 1
Elements and Payment of Base Compensation
Executive’s Base Compensation shall consist of the Salary and Lump Sum Compensation as described in this Exhibit 1.
Salary:
Salary shall continue as long as Executive is employed by the Company. During the Employment Period, Executive shall receive a salary at the annualized rate of $240,000 per year.
Lump Sum Compensation:
Except as otherwise provided in Section 5(a) of the Agreement relating to the Executive’s Voluntary Resignation or termination for Cause, Executive shall be entitled to Lump Sum Compensation of $2,500,000 so long as he abides by the provisions of section 9, 10 and 12 of this Agreement through March 31, 2009.
Except as otherwise provided in Section 5(a)(4), if earned, the Lump Sum Compensation shall be paid on April 15, 2009 provided that Executive is not a Covered Employee of the Company as defined in Section 162(m) of the Code for such taxable year. If Executive is a Covered Employee for such taxable year, the payment of the Lump Sum Compensation, or portion thereof, shall be delayed until the Company reasonably anticipates that the Company’s deduction with respect to such payment, or portion thereof, will not be limited or eliminated by the application of Section 162(m) of the Code. Executive shall be entitled as of April 15, 2009 to be paid the largest portion of the Lump Sum Compensation which will not be limited or eliminated by application of Section 162(m) of the Code. Any portion of the Lump Sum Compensation otherwise payable that is delayed pursuant to this provision shall be paid at the earlier of (i) the date that the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by the application of Section 162(m) or (ii) the calendar year in which the Executive separates from service.